Exhibit 10.3

OID BRIDGE NOTE DUE DECEMBER 31, 2013

(Non-Convertible)

OF

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Original Issuance Date: January     , 2013 (“Issuance Date”)

Principal Amount: US$

FOR VALUE RECEIVED, Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation having its principal place of business 25242 Arctic Ocean Drive, Lake Forest, California (the “Company”), promises to pay to the order of             , or its registered assigns or successors-in-interest (the “Holder”), the principal sum of [                    ] U.S. Dollars and Zero Cents (US$         and any additional sums due pursuant to the terms hereof on December 31, 2013 (subject to acceleration as set forth herein, the “Maturity Date”) or such earlier date as this Note, or any portion hereof, is required or permitted to be repaid as provided hereunder, and to pay accrued and unpaid interest to the Holder (if any) on the then outstanding principal amount of this Note in accordance with the provisions hereof.

1. Issuance; Incorporation by Reference.

(a)

Issuance. This OID Bridge Note Due December 31, 2013 (including each OID Bridge Note Due December 31, 2013 issued in exchange, transfer or replacement hereof, this “Note”) is one of a series of duly authorized and validly issued OID Bridge Notes Due December 31, 2013 (collectively, the “Notes”) issued pursuant to that certain Securities Purchase Agreement, dated on or about the date hereof, by and among the Company and the Purchasers identified therein (the “Securities Purchase Agreement”).

(b)

Incorporation. This Note incorporates by reference, as if set forth herein in its entirety and including without limitation all terms, conditions and provisions set forth therein, the PipeFund Services Organization Standard Transaction Document labeled CN 8-11 (Standard Note Terms) available and accessible at www.pipefund.com (“PST Document CN”); provided, however, that to the extent any of the terms, conditions or provisions of this Note contradict or conflict with the terms, conditions or provisions of PST Document CN, this Note shall control.

2. Definitions. For purposes hereof, in addition to the terms defined elsewhere in this Note (a) each initially capitalized term used herein and not otherwise defined herein shall have the meaning ascribed thereto in PST Document CN or the Securities Purchase Agreement (including without limitation definitions incorporated therein by reference to PST Document GTC or by reference indirectly to PST Document DEF, each a PipeFund Standard Transaction Document available and accessible at www.pipefund.com), and (b) the following terms shall have the following meanings:

“Amortization Amount” equals eight and one-third percent (8-1/3%) of the original principal amount of this Note.

“Amortization Payment Date” means March 1, 2013 and the first Business Day of each calendar month thereafter.

“Event of Default” contained in Section 6.1 of PST Document CN is hereby amended as follows: (i) clauses 6.1(a)(iii), 6.1(g), 6.1(i) and 6.1(j) are hereby deleted from PST Document CN, (ii) clauses 6.1(b) and (c) of the PST Document CN are amended to provide a thirty (30) day cure period if the applicable breach is possible of cure, (iii) all references in Article VI of the PST Document CN to “Subsidiary” shall only apply to a Subsidiary that has provided a guaranty of this Note, and (iv) the “Defaulted Debt Limit” shall equal $150,000.

“Mandatory Redemption Amount” shall mean 100% of the principal amount of the Note being redeemed, plus all accrued and unpaid interest on such principal amount through the date of payment, provided that if (a) the Holder is electing to redeem this Note following an Event of Default pursuant to Section 6.1(a) of PST Document CN, or (b) the Holder elects to redeem this Note following an Event of Default pursuant to any other clause of Section 6.1 of PST Document CN and the Company fails to pay such Mandatory Redemption Amount within 30 days thereafter, then the Mandatory Redemption Amount shall mean, and be automatically increased to, 120% of the principal amount of the Note being redeemed, plus all accrued and unpaid interest on such principal amount through the date of payment.

3. Interest. No interest shall accrue under this Note unless and until an Event of Default occurs, after which interest on the unpaid principal balance of this Note shall accrue daily at the Default Rate.

4. Repayment.

(a)	Amortization Payments. The Company shall pay the Amortization Amount in cash to the Holder on each Amortization Payment Date.

(b)

Early Maturity. Unless the Company or a Significant Subsidiary (i) consummates one or more non-dilutive financings or other capital raising transactions with aggregate net proceeds received by the Company of at least $3 million by April 30, 2013, and (ii) obtains the written consent of the holders representing 75% of the principal amount of the Company’s non-convertible promissory notes maturing on or about September 22, 2013 to extend the maturity date of such non-convertible promissory notes by at least 6 months, the Maturity Date hereunder shall be adjusted to September 1, 2013.

(c)

Prepayment. This Note may be prepaid at any time and from time to time, provided that the Company shall treat all holders of Notes proportionately with respect to any prepayments made. In the event that the Company repays the entire outstanding principal amount under all the Notes on or before July 1, 2013 and no Event of Default exists on or before such date, then the original principal amount hereunder shall be reduced by 9.7222% ($175,000 in the aggregate under all the Notes), such that the Company shall not be obligated to pay such amount with such early repayment.

(d)

Mandatory Repayment Prior to Maturity Date. All of the principal and interest under the Notes then outstanding shall automatically become immediately due and payable upon the consummation of a transaction (or series of related transactions) constituting a Change of Control of the Company.

5. No Conversion. This Note shall not be convertible into Common Stock, and accordingly Article III, Article IV, Section 5.6 and all other provisions regarding conversion or Conversion Shares contained in the PST Document CN are hereby deleted.

6. Restrictive Covenants. So long as this Note remains outstanding, the Company shall not, and shall not permit any Subsidiary that has provided a guaranty of this Note (whether or not a Subsidiary on the Closing Date) to, directly or indirectly:

(a)	Ranking. Other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer or permit to exist any Indebtedness of any kind;

(b)

Liens. Other than Permitted Liens, enter into, create, incur, assume or suffer or permit to exist any Liens of any kind on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)

Impairment. Amend any of its Organizational Documents in any manner that materially and adversely affects any rights of the Holder (it being expressly acknowledged and agreed that any amendment to the Organizational Documents that affects all shareholders in the same manner is permitted);

(d)

Redemptions/Prepayments. Redeem, repay, repurchase, offer to repay or repurchase, defease, make payments in respect of, or otherwise acquire more than a de minimis number or amount of shares of its Common Stock, Options or Convertible Securities or any Indebtedness other than (i) as permitted or required under the Transaction Documents, (ii) the repurchase of shares from current or former officers, directors or key employees of the Company pursuant to the terms of written agreements existing on the Closing Date and disclosed to the Holder, and (iii) regularly scheduled principal and interest payments and capital lease payments as such terms are in effect as of the Closing Date; or

(e)	Dividends. Declare, set aside or pay cash dividends or distributions on any equity securities of the Company (whether in cash or property other than the Company’s own securities).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set forth above.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ Bradley Timon
Name:	Bradley Timon
Title:	Chief Financial Officer

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